Exhibit 10.40

MEMBERSHIP INTEREST PURCHASE AGREEMENT

among

CROCS, INC.

and

THE MEMBERS OF JIBBITZ, LLC

September 29, 2006

i

	4.28	Certain Business Relationships with Target	29
	4.29	Customers and Suppliers	29
5.	Pre-Closing Covenants		29
	5.1	General	29
	5.2	Notices and Consents	30
	5.3	Operation of Business	30
	5.4	Preservation of Business	30
	5.5	Access	30
	5.6	Notice of Developments	30
	5.7	Exclusivity	31
	5.8	Tax Matters	31
	5.9	Buyer Covenant Not to Compete	32
	5.10	Tax-Sharing Agreements	32
6.	Post-Closing Covenants		32
	6.1	General	32
	6.2	Transition	32
	6.3	Confidentiality	32
	6.4	Covenant Not to Compete	33
	6.5	Consulting Payment. The Parties covenant and agree that, with respect to any Earn-Out Payments, prior to making any distributions in accordance with the Earn-Out Allocations, Buyer shall pay the first 2.5% of any such Earn-Out Payment to Zan Design & Associates in consideration for consulting services performed by Zan Design & Associates. Thereafter, the remainder will be distributed in accordance with the Earn-Out Allocations as specified in Section 2.7(b). 6.6 Responsibility for Filing Tax Returns and Payment of Taxes	33
	6.6	Cooperation on Tax Matters	34
7.	Conditions to Obligation to Close		35
	7.1	Conditions to Buyer’s Obligation	35
	7.2	Conditions to Sellers’ Obligation	36
8.	Remedies for Breaches of this Agreement		37
	8.1	Survival of Representations and Warranties	37
	8.2	Indemnification Provisions for Buyer’s Benefit	37
	8.3	Indemnification Provisions for Sellers’ Benefit	38
	8.4	Matters Involving Third Parties	38
	8.5	Determination of Adverse Consequences	40
	8.6	Release	40
	8.7	Purchase Price Adjustment	40
10.	Termination		40
	10.1	Termination of Agreement	40
	10.2	Effect of Termination	40
11.	Miscellaneous		41
	11.1	Nature of Sellers’ Obligations	41
	11.2	Press Releases and Public Announcements	41
	11.3	No Third-Party Beneficiaries	41
	11.4	Entire Agreement	42
	11.5	Succession and Assignment	42
	11.6	Counterparts	42
	11.7	Headings	42
	11.8	Notices	42
	11.9	Governing Law	43
	11.10	Amendments and Waivers	43
	11.11	Severability	43
	11.12	Expenses	43
	11.13	Relationship	44
	11.14	Construction	44
	11.15	Incorporation of Exhibits, Annexes, and Schedules	44
	11.16	Specific Performance	44
	11.17	Submission to Jurisdiction	44

Exhibit A                        Form of Endorsement Agreement

Exhibit B                        Form of Escrow Agreement

Exhibit C                        Financial Statements

Exhibit D-1                     Employment Agreement with Rich Schmelzer

Exhibit D-2                     Employment Agreement with Sheri Schmelzer

ii

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is entered into on September 29, 2006, by and among CROCS, Inc., a Delaware corporation (“Buyer”), each of the parties listed as “Sellers” on the signature pages hereto (each a “Seller” and collectively, “Sellers”), and Rich Schmelzer, as Member Agent (as hereinafter defined).  Buyer, Sellers and Member Agent are referred to collectively herein as the “Parties”.

Sellers in the aggregate own all of the outstanding Membership Interests of Jibbitz, LLC, a Colorado limited liability company (“Target”).

This Agreement contemplates a transaction in which Buyer will purchase from Sellers, and Sellers will sell to Buyer, all of the outstanding membership interests of Target in return for cash and the other consideration described herein.

For United States federal income tax purposes, the parties intend to treat the purchase of Target membership interests as a transaction covered under Revenue Ruling 99-6.

Concurrently with the execution of this Agreement, Buyer and Target are entering into the Endorsement Agreement.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.             Definitions.

“Accountant” has the meaning set forth in Section 2.6 below.

“Acceleration Event” has the meaning set forth in Section 2.7(d) below.

“Acquisition Proposal” has the meaning set forth in Section 5.7 below.

“Act” has the meaning set forth in Section 4.1 below.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Buyer” has the meaning set forth in the preface above.

“Buyer Material Adverse Effect” means any effect or change with respect to Buyer or its business that would be (or could reasonably be expected to be) materially adverse to the ability of Buyer to make the Earn-Out Payment or of Sellers to earn the Earn-Out Payment, or to the ability of Buyer to consummate timely the transactions contemplated hereby (regardless of whether any Seller has knowledge of such effect or change on the date hereof); provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Buyer Material Adverse Effect: (i) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, partner or similar relationships) proximately resulting from or arising out of the announcement or pendency of this Agreement and the transactions contemplated hereby (except for any adverse effect resulting from a breach by Buyer of a representation, warranty or covenant hereunder); (ii) any adverse effect resulting from or arising out of changes in general economic conditions; (iii) any adverse effect resulting from or arising out of changes generally affecting the industry in which Buyer operates provided that such changes do not affect Buyer in a materially disproportionate manner; (iv) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof; or (v) any adverse effect resulting from or arising out of changes in GAAP or applicable laws, rules or regulations.

“Cash Payment Increase” has the meaning set forth in Section 2.6 below.

“Cash Payment Decrease” has the meaning set forth in Section 2.6 below.

“Closing” has the meaning set forth in Section 2.4 below.

“Closing Date” has the meaning set forth in Section 2.4 below.

“Closing Date Balance Sheet” has the meaning set forth in Section 2.6 below.

“Closing Member Equity” has the meaning set forth in Section 2.6 below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of Target that is not already generally available to the public.

“Conflict” has the meaning set forth in Section 3.1(c) below.

“Controlled Group” has the meaning set forth in Code §1563.

“Deposit” has the meaning set forth in Section 2.2 below.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Draft Closing Date Balance Sheet” has the meaning set forth in Section 2.6 below.

“Earn-Out Payment” has the meaning set forth in Section 2.7 below.

“EBIT” means the earnings of Target before interest and taxes determined in accordance with the accounting policies of Buyer consistently applied.

“Employee Benefit Plan” mean any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Agreements “ has the meaning set forth in Section 7.1 below.

“Endorsement Agreement” means the agreement in the form attached hereto as Exhibit A.

“Environmental, Health, and Safety Requirements” shall mean, as amended and as now and hereafter in effect, all federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agreement” has the meaning set forth in Section 2.2 below.

“Financial Statements” has the meaning set forth in Section 4.7 below.

 “FIRPTA Affidavit” has the meaning set forth in Section 7.1 below.

“Force Majeure Event” has the meaning set forth in Section 4.27 below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“Hart-Scott-Rodino Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” has the meaning set forth in Section 4.12 below.

“Indemnified Party” has the meaning set forth in Section 8.4 below.

“Indemnifying Party” has the meaning set forth in Section 8.4 below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge.

“Lease Consents” has the meaning set forth in Section 7.1 below.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by Target.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Target holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of Target thereunder.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“License” means any license, sublicense, agreement, or permission with respect to the Intellectual Property of any Person.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money .

“Loss” or “Losses” means all claims, losses, Liabilities, damages, costs, interest, awards, judgments, penalties, reasonable amounts paid in settlement, and expenses, including court costs and reasonable attorneys’ and consultants’ fees and expenses, net of actual insurance recoveries.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change with respect to Target or its business that would be (or could reasonably be expected to be) materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of Target, or to the ability of Sellers to consummate timely the transactions contemplated hereby (regardless of whether Buyer has knowledge of such effect or change on the date hereof); provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) any adverse effect (including any loss of employees, any cancellation of or delay in customer orders, any litigation or any disruption in supplier, partner or similar relationships) proximately resulting from or arising out of the announcement or pendency of this Agreement and the transactions contemplated hereby (except for any adverse effect resulting from a breach by any Seller of a representation, warranty or covenant hereunder); (ii) any adverse effect resulting from or arising out of changes in general economic conditions; (iii) any adverse effect resulting from or arising out of changes generally affecting the industry in which Target operates provided that such changes do not affect Target in a materially disproportionate manner; (iv) any adverse effect resulting from or arising out of any natural disaster or any acts of terrorism, sabotage, military action or war or any escalation or worsening thereof;  or (v)  any adverse effect resulting from or arising out of changes in GAAP or applicable laws, rules or regulations.

“Member Agent” means agent appointed by the Sellers pursuant to Section 2.9 below.

“Member Equity” means (a) total assets minus (b) total liabilities (including accrued compensation for paid time off and all fees and expenses of the Sellers in connection with the transactions contemplated by the Agreement).

“Membership Interests” means the membership interests of Target.

“Most Recent Balance Sheet” has the meaning set forth in Section 4.7 below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.7 below.

“Objection Report” has the meaning set forth in Section 2.6 below.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, including all electrical, mechanical, plumbing and other building systems, fire protection, security and surveillance systems, telecommunications, computer, wiring, and cable installations, utility installations, water distribution systems, and landscaping, together with all easements and other rights and interests appurtenant thereto (including air, oil, gas, mineral, and water rights), owned by Target.

“Party” has the meaning set forth in the preface above.

“Percentage Ownership Amounts” has the meaning set forth in Section 2.3 below.

“Period 1” has the meaning set forth in Section 2.7 below.

“Period 2” has the meaning set forth in Section 2.7 below.

“Period 3” has the meaning set forth in Section 2.7 below.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Period” means taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Preliminary Purchase Price” has the meaning set forth in Section 2.3 below.

“Purchase Price” shall mean the aggregate of the Preliminary Purchase Price and any Earn-Out Payment pursuant to Section 2.7 hereof.

“Real Property” has the meaning set forth in Section 4.12 below.

“Real Property Laws” has the meaning set forth in Section 4.12 below.

“Real Property Permits” has the meaning set forth in Section 4.12 below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” has the meaning set forth in Section 4.27 below.

“Target” has the meaning set forth in the preface above.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8.4 below.

2.             Purchase and Sale of Membership Interests.

2.1           Basic Transaction.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, all of his or her or its Membership Interests for the consideration specified below in this Section 2.

2.2           Deposit.  Concurrently with the execution of this Agreement, Buyer is delivering to Sellers a deposit of $2,000,000 (the “Deposit”) by wire transfer or delivery of other immediately available funds.  The Deposit shall be held by U.S. Bank National Association, as escrow agent, pursuant to the terms of the Escrow Agreement of even date herewith (the “Escrow Agreement”), a copy of which is attached hereto as Exhibit B.  The Deposit and any interest or other income thereon shall either be credited toward the cash payment to Sellers at Closing, forfeited to Sellers, or refunded to Buyer upon the occurrence of certain events described in this Agreement.  For income tax purposes, the Deposit shall be treated as owned by Buyer during the escrow period, and all interest or other income earned on the Deposit under the Escrow Agreement shall be treated as taxable income of Buyer and shall be reported as such to the Internal Revenue Service and other taxing authorities.  The parties agree to treat the Deposit and the Escrow Agreement consistently with the foregoing for all tax reporting purposes.

2.3           Preliminary Purchase Price.  Buyer agrees to pay to Sellers at the Closing $10,000,000 (the “Preliminary Purchase Price”) by (1) delivery of cash equal to the difference of Preliminary Purchase Price less the amount of the Deposit and any interest or other income earned on the Deposit and (2) release of the Deposit and any interest or other income earned on the Deposit.  The Preliminary Purchase Price shall be allocated among Sellers in accordance with the percentages set forth on Schedule 2.3 hereof (the “Percentage Ownership Amounts”).  The Preliminary Purchase Price shall be subject to post-Closing adjustment as set forth in Section 2.6.

2.4           Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Faegre & Benson LLP, in Boulder, Colorado, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Member Agent may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no earlier than December 1, 2006.

2.5           Deliveries at Closing.  At the Closing, (i) Sellers will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7.1 below, (ii) Buyer will deliver to Sellers the various certificates, instruments, and documents referred to in Section 7.2 below, (iii) Buyer will deliver to each Seller the consideration specified in Section 2.2 above and (iv) Buyer shall (x) repay all amounts outstanding under Target’s line of credit with Waymire Trading Co. (in an amount not to exceed $1.5 million); (y) repay all outstanding notes payable to the Sellers; and (z) pay to Sellers all accrued distributions as of the Closing Date.

2.6           Closing Merger Equity Adjustment.

(a)           On or before March 31, 2007, Buyer shall prepare and deliver to Member Agent a draft balance sheet (the “Draft Closing Date Balance Sheet”) as of the close of business on the Closing Date (determined on a pro forma basis as though the Parties had not consummated the transactions contemplated by this Agreement).  The Draft Closing Date Balance Sheet shall be prepared in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements; provided, however, that assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year-end (which normally are determined through the application of so-called interim accounting conventions or procedures) shall be determined, for purposes of the Draft Closing Date Balance Sheet, through full application of the procedures used in preparing the Most Recent Balance Sheet.  The Draft Closing Date Balance Sheet shall provide sufficient detail as is reasonably necessary to confirm the calculations therein.

(b)           If Member Agent objects to the Draft Closing Date Balance Sheet, any such objections shall be set forth in reasonable detail in a report (the “Objection Report”) that shall be delivered to Buyer within 15 days after receipt of the Draft Closing Date Balance Sheet that shall indicate the grounds upon which Member Agent disputes that the Draft Closing Date Balance Sheet has been prepared in accordance herewith.  Any such Objection Report shall specify those items or amounts as to which Member Agent disagrees, and Sellers shall be deemed to have agreed with all other items and amounts contained in the Draft Closing Date Balance Sheet.

(c)           Within 15 calendar days of the receipt by Buyer of the Objection Report, Buyer and Member Agent shall endeavor to agree on any items or amounts in dispute.

(d)           If Buyer and Member Agent are unable to agree on any matters in dispute within 15 calendar days after receipt by Buyer of the Objection Report, then, within 15 days of the expiration of such 15-day period, the items or amounts in dispute will be submitted for resolution to a nationally recognized independent accounting firm mutually acceptable to Buyer and Member Agent (the “Accountant”).  If Buyer and Member Agent are unable to select an independent accountant acceptable to each of them within such 15-day period, then each of Buyer and Member Agent shall select a nationally recognized independent accounting firm acceptable to such Party, and such accounting firms shall mutually select a third national nationally recognized independent accounting firm to serve as the Accountant.  The Accountant shall, within 30 calendar days of such submission of the items or amounts in dispute, make a final determination of the items or amounts in dispute, and the Accountant’s determination shall be within the range of the amounts shown on the Draft Closing Date Balance Sheet and the amounts of the disputed items shown on the Objection Report.  The Accountant shall issue a written report to Buyer and Member Agent setting forth the Accountant’s determination(s), and such resolution and such written decision shall be final and binding upon Buyer and Member Agent.  Buyer and Member Agent agree that the procedure set forth in this Section 2.6 for resolving disputes with respect to the Draft Closing Date Balance Sheet shall be the sole and exclusive method for resolving any such disputes; provided that this provision shall not prohibit Buyer or Member Agent from instituting litigation to enforce the ruling of the Accountant.  Buyer and Member Agent shall cooperate to enable the Accountant to render a written decision as promptly as possible.  Buyer and Member Agent shall share the fees and expenses of the Accountant in the same proportion as the dollar amount of the disputed items or amounts that are not resolved in favor of Buyer or Seller (as applicable) bears to the total dollar amount of the items or amounts in dispute that are submitted to the Accountant.

(e)           “Closing Date Balance Sheet” means (i) the Draft Closing Date Balance Sheet if no Objection Report is provided by Member Agent within the period set forth in Section 2.6(b); or (ii) if an Objection Report is provided by Member Agent within the period set forth in Section 2.6(b), the Draft Closing Date Balance Sheet with such changes as are agreed by Buyer and Member Agent pursuant to Section 2.6(c) or with such changes as are determined by the Accountant pursuant to Section 2.6(d).

(f)            If the Member Equity of Target as of the close of business on the Closing Date as set forth on the Closing Date Balance Sheet (the “Closing Member Equity”) is less than $400,000, the Purchase Price shall be reduced by an amount equal to the amount of such difference (the “Cash Payment Decrease”), and the Cash Payment Decrease shall be paid to Buyer by Sellers in accordance with the percentages set forth on Schedule 2.6 hereof within 10 business days after the date of receipt by Buyer and Member Agent of the Draft Closing Date Balance Sheet (or date of final determination in the case of a dispute).

(g)           If the Closing Member Equity is greater than $400,000, the Purchase Price shall be increased by an amount equal to such difference (the “Cash Payment Increase”), and the Cash Payment Increase shall be paid by Buyer to Sellers in accordance with the percentages set forth on Schedule 2.6 hereof within 10 business days after the date of receipt by Buyer and Member Agent of the Closing Date Balance Sheet (or date of final determination in the case of a dispute).

2.7           Earn-Out Accounts.

(a)           Subject to the other paragraphs of this Section 2.7, the Purchase Price shall be subject to the following adjustments (collectively, the “Earn-Out Payment”):

(i)            If EBIT for the period commencing on Closing and ending on the earlier of: (x) the satisfaction of the $12,500,000 Earn-Out Payment milestone described in paragraph 2.7(a)(i)(B) below and (y) the close of business on December 31, 2007 (“Period 1”):

(A)          is equal to or greater than $10,000,000 but less than $12,500,000, the Purchase Price shall be increased by an amount equal to 32% of EBIT for Period 1; or
(B)           is equal to or greater than $12,500,000, the Purchase Price shall be increased by an amount equal to $3,333,333.

(ii)           If EBIT for the period commencing at the ending of Period 1 and ending on the earlier of: (x) the satisfaction of the $15,625,000 Earn-Out Payment milestone described in paragraph 2.7(a)(ii)(B) below and (y) the close of business on the date that is one year following the end of Period 1 (“Period 2”):

(A)          is equal to or greater than $12,500,000 but less than $15,625,000, the Purchase Price shall be increased by an amount equal to 25.6% of EBIT for Period 2; or
(B)           is equal to or greater than $15,625,000, the Purchase Price shall be increased by an amount equal to $3,333,333.

(iii)          If EBIT for the period commencing at the ending of Period 2 and ending on the earlier of: (x) the satisfaction of the $15,625,000 Earn-Out Payment milestone described in paragraph 2.7(a)(iii)(B) below and (y) the close of business on the date that is one year following the end of Period 2 (“Period 3”):

(A)          is equal to or greater than $15,625,000 but less than $19,531,000, the Purchase Price shall be increased by an amount equal to 20.5% of EBIT for Period 3; or
(B)           is equal to or greater than $19,531,000, the Purchase Price shall be increased by an amount equal to $3,333,333.

(b)           Earn-Out Allocations.  Subject to Section 6.5, any portion of the Earn-Out Payment that is due with respect to Period 1, Period 2 or Period 3 will be paid by Buyer to those Persons (the “Earn-Out Recipients”) and in accordance with the percentages set forth on Schedule 2.7 hereof (the “Earn-Out Allocations”) by wire transfer or delivery of other immediately available funds within thirty (30) days following the completion of the calendar quarter in which such Earn-Out Payment milestone is achieved.  The maximum amount of the Earn-Out Payment under this Section 2.7 is $10,000,000.

(c)           Operational Covenants.

(i)            Target Operational Covenants.  Until the earlier of the end of Year 3 or the date on which the Earn-Out Payment that has been made by Buyer is $10,000,000, Rich Schmelzer and Sheri Schmelzer shall cause Target to operate its business in good faith and in a manner consistent with reasonable business practices and with its operations prior to the date hereof unless Target directs Rich Schmelzer and Sheri Schmelzer to change its business operations or practices.

(ii)           Buyer Operational Covenants.  Until the earlier of the end of Period 3 or the date on which the Earn-Out Payment that has been made by Buyer is $10,000,000, Buyer shall not, without consent of the Member Agent, require that any current or future customers of Target carry Buyer’s products as a condition to carrying and selling Target’s products (the “Customer Covenant”).  If at any time prior to the end of Period 3, neither Rich Schmelzer nor Sheri Schmelzer is employed by Target, Buyer thereafter shall no longer be obligated to comply with this Section 2.7(c)(ii).

(d)           Acceleration of Earn-Out Payments.  Except as set forth in Section 2.7(e), upon the occurrence of an Acceleration Event, Buyer will pay to Earn-Out Recipients in accordance with the Earn-Out Allocations, within thirty (30) days of such Acceleration Event, an amount equal to $10,000,000 less the Earn-Out Payments made to date, whether or not the milestones associated with the Earn-Out Payments have been achieved.  For purposes hereof, an “Acceleration Event” shall mean (i) the termination of the employment of either Rich Schmelzer or Sheri Schmelzer by Buyer (or any subsidiary or other affiliate of Buyer) without “Cause” or the resignation of either Rich Schmelzer or Sheri Schmelzer of employment with Buyer (or any subsidiary or other affiliate of Buyer) with “Good Reason”, as such terms are defined in the respective Employment Agreements or (ii) the occurrence of breach of the Customer Covenant.

(e)           Breach of Operational Covenants.  Notwithstanding anything herein to the contrary,

(i)            in the event Rich Schmelzer or Sheri Schmelzer cause Target to breach in any material respect the covenant set forth in Section 2.7(c)(i) and fail to cure such breach within 10 days following Member Agent’s receipt of written notice thereof by Buyer, Buyer shall have the right (but not the obligation) to take any and all action to remedy the breach and mitigate the consequences of the breach;

(ii)           in the event Buyer causes Buyer to breach in any material respect the covenant set forth in Section 2.7(c)(ii) and fails to cure such breach within 10 days following Buyer’s receipt of written notice thereof by the Member Agent, Sellers shall have the right (but not the obligation) to take any and all action to remedy the breach and mitigate the consequences of the breach.

2.8           Payments.  Any payments required under this Section 2 shall be made by wire transfer or in other immediately available funds.

2.9           Appointment of Member Agent.  Each Seller hereby appoints Rich Schmelzer as its agent and attorney in fact to take any and all actions on behalf of the Seller under this Agreement.  The Member Agent shall be entitled to rely on such appointment, and each Seller hereby releases and agrees to indemnify and hold harmless the Member Agent from any liability resulting from the Member Agent’s reliance on such appointment in accordance with their respective Percentage Ownership Amounts.

3.             Representations and Warranties Concerning Transaction.

3.1           Sellers’ Representations and Warranties.  Each Seller represents and warrants to Buyer as follows:

(a)           Organization of Certain Sellers.  Seller (if a corporation or other entity) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or other formation.

(b)           Authorization of Transaction.  Seller has full power and authority (including full power and authority) to execute and deliver this Agreement and to perform his, her, or its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Except as has been obtained prior to the date hereof, Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

(c)           Non-Contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or, if Seller is an entity, any provision of its charter, bylaws, or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel (any such event, a “Conflict”), or require any notice that has not been given as of the date of this Agreement under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he, she, or it is bound or to which any of his, her, or its assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to the Membership Interests.

(d)           Brokers’ Fees.  Neither Seller nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)           Membership Interests.  Seller holds of record and owns beneficially the Membership Interests set forth next to his, her, or its name in Section 4.2 of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.  Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any membership interests or equity interests, or any voting or economic right therein, of Target.  Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any membership interests or equity interests of Target.

3.2           Buyer’s Representations and Warranties.  Buyer represents and warrants to Sellers as follows:

(a)           Organization of Buyer.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(b)           Authorization of Transaction.  Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.  Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.  The execution, delivery, and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c)           Non-Contravention.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

(d)           Brokers’ Fees.  Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(e)           Cash Resources.  Buyer has sufficient cash resources to pay any amounts owed pursuant to Sections 2.6 and 2.7 hereunder.

4.             Representations and Warranties Concerning Target.  Sellers jointly and severally represent and warrant to Buyer, subject to such exceptions as are disclosed in the disclosure schedule delivered by Sellers to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”) (it being understood that the Disclosure Schedule shall qualify (a) the representations and warranties set forth in the corresponding sections and subsections of this Section 4 and (b) any other representations and warranties of this Section 4 if and solely to the extent that it is readily apparent on the fact of such disclosure (without reference to the documents referenced therein) that it applies to such other representations and warranties), as follows:

4.1           Organization, Qualification, and Corporate Power.  Target is a limited liability company duly organized, validly existing and in good standing under the laws of Colorado.  Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect.  Target has full power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.  Section 4.1 of the Disclosure Schedule lists the managers and officers of Target.  Sellers have delivered to Buyer correct and complete copies of the Articles of Organization and Operating Agreement for Target, each as amended to date.  Target is governed by the Colorado Limited Liability Company Act, as amended (the “Act”).  The membership interest record books for Target are correct and complete.  Target is not in default under or in violation of any provision of its Articles of Organization or Operating Agreement.

4.2           Capitalization.  The Membership Interests constitute the entire outstanding membership interests of Target.  All of the issued and outstanding Membership Interests have been duly authorized.  Sellers collectively hold all of the issued Membership Interests, and the Membership Interests are held of record by the respective Sellers as set forth in Section 4.2 of the Disclosure Schedule.  There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Target to issue, sell, or otherwise cause to become outstanding any of its Membership Interests, or any equity or voting right therein component thereof.  There are no outstanding or authorized equity appreciation, phantom interest, profit participation, or similar rights with respect to Target.   There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the Membership Interests of Target.

4.3           Non-Contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Target is subject or any provision of the Articles of Organization or Operating Agreement of Target, each as amended to date, or (ii) result in any Conflict or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where such Conflict or failure to give notice would not reasonably be expected to have a Material Adverse Effect.  Target need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent or approval would reasonably be expected to have a Material Adverse Effect.

4.4           Brokers’ Fees.  Neither Target nor its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5           Title to Assets.  Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Financial Statements or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Financial Statements.

4.6           Subsidiaries.  Target does not have any Subsidiaries and does not own or have any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interests in, any Person.

4.7           Financial Statements.  Attached hereto as Exhibit C are the following financial statements (collectively the “Financial Statements”): (i) unaudited balance sheet and statement of income as of and for the fiscal year ended on December 31, 2005 for Target; and (ii) unaudited balance sheet (the “Most Recent Balance Sheet”) and statement of income (the “Most Recent Income Statement”) as of and for the six months ended June 30, 2006 (the “Most Recent Fiscal Month End”) for Target.  The Financial Statements present fairly in all material respects the financial condition of Target as of such date and the results of operations of Target for such period, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete).

4.8           Events Subsequent to Most Recent Fiscal Month End.  Since the Most Recent Fiscal Month End, there has not been any Material Adverse Change.  Without limiting the generality of the foregoing, between the date of the Most Recent Fiscal Month End and the date of this Agreement:

(a)           Target has not sold, leased, transferred, or assigned any of its material assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)           Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business or involving a future payment after the date of this Agreement in excess of $50,000;

(c)           no party (including Target) has accelerated, terminated, made a material modification to, or cancelled any material agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses);

(d)           Target has not imposed any Liens upon any of its assets, tangible or intangible;

(e)           Target has not made any capital expenditure (or series of related capital expenditures) in excess of $50,000 in the aggregate;

(f)            Target has not made any capital investment in, any loan or advances of money to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

(g)           Target has not created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $50,000 in the aggregate, except for trade payables and advances to employees for travel and business expenses in the Ordinary Course of Business;

(h)           Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(i)            Target has not cancelled, compromised, waived, or released any material right or claim (or series of material related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

(j)            Target has not transferred, assigned, or granted any License of any rights under or with respect to any Intellectual Property;

(k)           there has been no change made or authorized in the Articles of Organization or Operating Agreement of Target;

(l)            Target has not issued, sold, or otherwise disposed of any of its membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its Membership Interests, or any voting or economic interests therein;

(m)          Target has not declared, set aside, or paid any dividend or made any distribution or return of capital with respect to its Membership Interests (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its membership interests;

(n)           Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(o)           Target has not made any loan to, or entered into any other transaction with, any of its managers, officers, and employees outside the Ordinary Course of Business;

(p)           Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(q)           Target has not granted any increase in the base compensation of any of its managers, officers or employees outside the Ordinary Course of Business;

(r)            Target has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its managers, officers or employees;

(s)           Target has not changed any employment terms for any of its managers, officers or employees outside the Ordinary Course of Business;

(t)            Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(u)           there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Target;

(v)           Target has not discharged a material Liability or Lien outside the Ordinary Course of Business; and

(y)           Target has not committed to do any of the foregoing.

4.9           Undisclosed Liabilities.  Target does not have any material Liability of any nature required to be reflected on or reserved against in financial statements that are prepared in accordance with GAAP except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet; (ii) Liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any material breach of contract, material breach of warranty, tort, infringement, or material violation of law) or (iii) legal and accounting fees and expenses incurred by Target in connection with the execution of this Agreement.

4.10         Legal Compliance.  Target has complied, to the Knowledge of any Seller, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C.  78dd-1 et seq.) of federal, state, local, and foreign governments (and all agencies thereof), except to the extent that such would not have a Material Adverse Effect; provided, that, the foregoing shall  not be deemed to cover any notices or violations of laws that are explicitly covered in another representation or warranty in this Section 4.  No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or written notice has been filed or, to the Knowledge of any Seller, commenced against Target alleging any failure so to comply.

4.11         Tax Matters.

(a)           Target has filed all Tax Returns that it was required to file under applicable laws and regulations.  All such Tax Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by Target shown on any Tax Return have been paid.  Target currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where Target does not file Tax Returns that Target is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Target.

(b)           Target, and to the Knowledge of any Seller, any company from whom Target leases employees, has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, member, or other third party.

(c)           No Seller or manager or officer (or employee responsible for Tax matters) of Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to Target.  Target has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where Target has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Target.  Section 4.11(c) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to Target for the shorter of the taxable periods ended on or after June 30, 2003 or the period of Target’s existence, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Target filed or received since the shorter of the taxable periods ended on or after June 30, 2003 or the period of Target’s existence.

(d)           Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           Target is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax law).  Target has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).  Target has not disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code §6662.  Target is not a party to or bound by any Tax allocation or sharing agreement.  Target (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, or (B) does not have any Liability for the Taxes of any Person (other than Target) under Reg.  §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(f)            The unpaid Taxes of Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Target in filing its Tax Returns.  Since the date of the Most Recent Balance Sheet, Target has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(g)           Target will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)            change in method of accounting for a taxable period ending on or prior to the Closing Date;

(ii)           “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

(iii)          intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

(iv)          installment sale or open transaction disposition made on or prior to the Closing Date; or

(v)           prepaid amount received on or prior to the Closing Date.

(h)           Target has not distributed stock or equity of another Person, or has had its membership interests distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

4.12         Real Property.

(a)           Target does not have, and has never had, any Owned Real Property.

(b)           Section 4.12(b) of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such Leased Real Property (including the date and name of the parties to such Lease document).  Target has delivered to Buyer a true and complete copy of each such Lease document.  Except as set forth in Section 4.12(b) of the Disclosure Schedule, with respect to each of the Leases:

(i)            such Lease is legal, valid, binding, enforceable and in full force and effect;

(ii)           the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)          Target’s possession and quiet enjoyment of the Leased Real Property under such Lease has been disturbed and, to the Knowledge of any Seller, there are no disputes with respect to such Lease;

(iv)          neither Target nor, to the Knowledge of any Seller, any other party to the Lease is in breach of, or default under, such Lease and, to the Knowledge of any Seller, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)           no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach of or default under such Lease that has not been redeposited in full;

(vi)          Target does not owe, and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease;

(vii)         the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, Target;

(viii)        Target has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(ix)           Target has not collaterally assigned or granted any other Lien in such Lease or any interest therein; and

(x)            there are no Liens on the estate or interest created by such Lease.

(c)           The Leased Real Property identified in Section 4.12(b) of the Disclosure Schedule (collectively, the “Real Property”) comprises all of the real property used or intended to be used in, or otherwise related to, Target’s business; and Target is not a party to any agreement or option to purchase any real property or interest therein.

(d)           All buildings, structures, fixtures, building systems and equipment, and all components thereof, included in the Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of Target’s business.  There are no structural deficiencies or latent defects affecting any of the Improvements and there are no facts or conditions affecting any of the Improvements that would, individually or in the aggregate, interfere in any respect with the use or occupancy of the Improvements or any portion thereof in the operation of Target’s business as currently conducted thereon.

(e)           There is no condemnation, expropriation or other proceeding in eminent domain, pending or, to the Knowledge of any Seller, threatened, affecting any parcel of Real Property or any portion thereof or interest therein.  There is no injunction, decree, order, writ or judgment outstanding, or any claim, litigation, administrative action or similar proceeding, pending or, to the Knowledge of any Seller, threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof, or the operation of Target’s business as currently conducted thereon.

(f)            The Real Property is in material compliance with all applicable building, zoning, subdivision, health and safety and other land use laws, including the Americans with Disabilities Act of 1990, as amended, and all insurance requirements affecting the Real Property (collectively, the “Real Property Laws”), and the current use and occupancy of the Real Property and operation of Target’s business thereon do not violate in any material respect any Real Property Laws.  Target has not received any notice of violation of any Real Property Law and, to the Knowledge of any Seller, there is no Basis for the issuance of any such notice or the taking of any action for such violation.

(g)           All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property have been installed and are operational and sufficient for the operation of Target’s business as currently conducted thereon.

(h)           All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the “Real Property Permits”) of all governmental authorities, boards of fire underwriters, associations or any other entity having jurisdiction over the Real Property that are required or appropriate to use or occupy the Real Property or operate Target’s business as currently conducted thereon, have been issued and are in full force and effect.  The Real Property Permits are transferable to Buyer without the consent or approval of the issuing governmental authority or entity; no disclosure, filing or other action by Target is required in connection with such transfer; and Buyer shall not be required to assume any additional liabilities or obligations under the Real Property Permits as a result of such transfer.

(i)            Target’s use or occupancy of the Real Property or any portion thereof or the operation of Target’s business as currently conducted thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any governmental authority.

(k)           The current use and occupancy of the Real Property and the operation of Target’s business as currently conducted thereon do not violate in any material respect any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property.

4.13         Intellectual Property.

(a)           Target owns or has the right to use pursuant to a valid and enforceable written License all Intellectual Property necessary for the operation of the business of Target as presently conducted by Target.  Each item of Intellectual Property owned or used by Target immediately prior to the Closing will be owned or available for use by Target on identical terms and conditions immediately subsequent to the Closing.  Target has taken all reasonable action to maintain and protect each item of Intellectual Property that it owns.

(b)           Target has not infringed upon or misappropriated any Intellectual Property rights of third parties, and none of Sellers and the managers and officers (and employees with responsibility for Intellectual Property matters) of Target has ever received any written charge, complaint, claim, demand, or notice alleging any such infringement or misappropriation (including any claim that Target must license or refrain from using any Intellectual Property rights of any third party).  To the Knowledge of any of Sellers and the managers and officers (and employees with responsibility for Intellectual Property matters) of Target, no third party has infringed upon or misappropriated any Intellectual Property rights of Target.

(c)           Section 4.13(c) of the Disclosure Schedule identifies each patent or registration that has been issued to Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration that Target has made with respect to any of its Intellectual Property, and identifies each License that Target has granted to any third party with respect to any of Target’s Intellectual Property.  Sellers have delivered to Buyer correct and complete copies of all such patents, registrations, applications and Licenses (as amended to date) and have made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.  Section 4.13(c) of the Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name and computer software item (other than commercially available off-the-shelf software) owned or purported to be owned by Target or licensed to Target in connection with its business.  With respect to each item of Intellectual Property owned by Target and required to be identified in Section 4.13(c) of the Disclosure Schedule:

(i)            Target owns and possesses all right, title, and interest in and to the item, free and clear of any Lien or License;

(ii)           Target’s use of the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(iii)          no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of Sellers, threatened that challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

(iv)          Target has never agreed to indemnify any Person for or against any infringement or misappropriation with respect to the item; and

(v)           no loss or expiration of the item is threatened or pending, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by Sellers or Target, including without limitation, a failure by Sellers or Target to pay any required maintenance fees).

(d)           Section 4.13(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that Target uses pursuant to License.  Sellers have delivered to Buyer correct and complete copies of all such Licenses (as amended to date).  With respect to each item of Intellectual Property required to be identified in Section 4.13(d) of the Disclosure Schedule:

(i)            the License covering the item is legal, valid, binding, enforceable, and in full force and effect in all material respects;

(ii)           the License will continue to be legal, valid, binding, enforceable, and in full force and effect in accordance with items terms on identical terms following consummation of the transactions contemplated hereby;

(iii)          to the Knowledge of any Seller, no party to the License is in breach or default, and, to the Knowledge of any Seller, no event has occurred that with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)          no party to the License has repudiated any provision thereof;

(v)           to the Knowledge of any Seller, the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(vi)          no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any Seller, threatened that challenges the validity or enforceability of the underlying item of Intellectual Property; and

(vii)         Target has not granted any unauthorized sublicense or similar right with respect to the License.

(e)           To the Knowledge of any of Sellers: (A) Target has not in the past infringed upon or misappropriated any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted; and (B) no written notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

(f)            Sellers have taken reasonable actions to maintain and protect the Intellectual Property of Target.  To the Knowledge of any of Sellers, the owners of any of the Intellectual Property licensed to Target have taken all reasonable actions to maintain and protect the Intellectual Property covered by such License.

4.14         Tangible Assets.  Target owns or leases all material items of machinery, equipment, and other material tangible assets necessary for the conduct of its business as presently conducted.  Each such tangible asset is free from material defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

4.15         Inventory.  The inventory of Target consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the date of this Agreement in accordance with the past custom and practice of Target.

4.16         Contracts.  Section 4.16 of the Disclosure Schedule lists the following contracts and other agreements to which Target is a party as of the date of this Agreement:

(a)           any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for future lease payments after the date of this Agreement in excess of $10,000 per annum;

(b)           any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year, result in a material loss to Target, or involve future consideration after the date of this Agreement in excess of $50,000;

(c)           any agreement concerning a partnership or joint venture;

(d)           any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $50,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;

(e)           any agreement concerning non-competition;

(f)            any agreement with any of Sellers and their Affiliates (other than Target);

(g)           any profit sharing, option, equity purchase, equity  appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former managers, officers, and employees;

(h)           any collective bargaining agreement;

(i)            any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing material severance benefits (other than standard offer letters that do not contain terms regarding severance benefits);

(j)            any agreement under which it has advanced or loaned any amount to any of its managers, officers, and employees outside the Ordinary Course of Business;

(k)           any agreement under which the consequences of a material default or termination could have a Material Adverse Effect;

(l)            any agreement under which it has granted any Person any registration rights (including, without limitation, demand and piggyback registration rights);

(m)          any settlement, conciliation or similar agreement, the performance of which will involve payment after the Closing Date of consideration in excess of $10,000;

(n)           any agreement under which Target has advanced or loaned any Person amounts in excess of  $10,000 in the aggregate; or

(o)           any other agreement (or group of related agreements) the performance of which involves a future payment after the date of this Agreement in excess of $50,000.

Sellers have delivered to Buyer a correct and complete copy of each written agreement (as amended to date) listed in Section 4.16 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.16 of the Disclosure Schedule.  With respect to each such agreement required to be disclosed on Section 4.16: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) neither Target nor, to the Knowledge of any Seller, any other party is in material breach or default, and no event has occurred that with notice or lapse of time would constitute a material breach or default, or permit termination, modification, or acceleration, under the agreement; and

(C) neither Target nor, to the Knowledge of any Seller, any other party has repudiated any material provision of the agreement; and (D) to the Knowledge of any Seller, no party is in material breach or default.

4.17         Notes and Accounts Receivable.  All notes and accounts receivable of Target are reflected properly on its books and records, are valid receivables which, to the Knowledge of any Seller, are subject to no setoffs or counterclaims, and are current and collectible.  All accounts receivable of Target represent valid obligations arising from sales actually made or services actually performed.

4.18         Powers of Attorney.  There are no outstanding powers of attorney executed on behalf of Target.

4.19         Insurance.  Section 4.19 of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time:

(a)           the name, address, and telephone number of the agent;

(b)           the name of the insurer, the name of the policyholder, and the name of each covered insured; and

(c)           the policy number and the period of coverage.

With respect to each such insurance policy, to the Knowledge of any Seller, (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) neither Target nor any other party to the policy is in material breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a material breach or default, or permit termination, modification, or acceleration, under the policy; and (C) no party to the policy has repudiated any material provision thereof.  Section 4.19 of the Disclosure Schedule describes any self-insurance arrangements affecting Target.

4.20         Litigation.  Section 4.20 of the Disclosure Schedule sets forth each instance in which Target (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge known to the Sellers or (ii) is a party or is, to the Knowledge of any Seller, threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

4.21         Product Warranty.  To the Knowledge of any Seller, each product manufactured, sold, leased, or delivered by Target has been in conformity with all applicable material contractual commitments and all express and implied warranties.  Target does not have material Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet or, with respect to products manufactured, sold, leased or delivered by Target after the date of the Most Recent Balance Sheet, except in accordance with the past custom and practice of Target.  Section 4.21 of the Disclosure Schedule includes copies of the standard terms and conditions of sale for Target (containing applicable guaranty, warranty, and indemnity provisions).  No product manufactured, sold, leased, or delivered by Target is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale set forth in Section 4.21 of the Disclosure Schedule or except as implied by law.

4.22         Product Liability.  Target does not have any Liability arising out of any injury to individuals or property as a result of the ownership or use of any product manufactured, sold, leased, or delivered by Target.

4.23         Employees.  To the Knowledge of any Seller, no executive or employee (a) has any present intention to terminate employment with Target or (b) is a party to any confidentiality, non-competition, proprietary rights or other such agreement between such employee and any Person other than Target that would be material to the performance of such employee’s employment duties or the ability of Target to conduct its business.  Target is not a party to or bound by any collective bargaining agreement and has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past 3 years.  Target has not committed any material unfair labor practice.  Neither any Seller nor any of the managers and officers of Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Target.  With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing Date will be, satisfied.  Within the past 3 years, Target has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, or local law, regulation, or ordinance.

4.24         Employee Benefits.

(a)           Section 4.24 of the Disclosure Schedule lists each Employee Benefit Plan that Target directly or indirectly maintains, to which Target directly or indirectly contributes or has any obligation to contribute, or with respect to which Target has any direct or indirect Liability.

(i)            To the Knowledge of any Seller, each such Employee Benefit Plan (and each related trust, insurance contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and the terms of any applicable collective bargaining agreement and complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws, except where such noncompliance would not reasonably be expected to have a Material Adverse Effect.

(ii)           All contributions (including all employer contributions and employee salary reduction contributions) that are due have been made to each such Employee Benefit Plan that is an Employee Pension Benefit Plan.  All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan.

(iii)          Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination from the Internal Revenue Service that such Employee Benefit Plan is so qualified.

(b)           Target does not contribute to, have any obligation to contribute to, or have any Liability under or with respect to any Employee Pension Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).  No asset of Target is subject to any Lien under ERISA or the Code.

4.25         Guaranties.  Target is not a guarantor or otherwise liable for any Liability (including indebtedness) of any other Person.

4.26         Environmental, Health, and Safety Matters.

(a)           Target has materially complied and is in material compliance with all Environmental, Health, and Safety Requirements.

(b)           Without limiting the generality of the foregoing, Target has obtained and materially complied with, and is in material compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of their facilities and the operation of their business.

(c)           Target has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(d)           To the Knowledge of any Seller, none of the following exists at any property or facility owned or operated by Target: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(e)           Target has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any current or future Liabilities, including any Liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney’s fees, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended

(“CERCLA”), the Solid Waste Disposal Act, as amended (“SWDA”) or any other Environmental, Health, and Safety Requirements.

(f)            Neither this Agreement nor the consummation of the transactions that are the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Health, and Safety Requirements.

(h)           Target has not assumed, or otherwise become subject to, any  Liability, including without limitation any obligation for corrective or remedial action, of any other Person relating to Environmental, Health, and Safety Requirements.

(i)            Sellers and Target have furnished to Buyer all environmental audits, reports and other material environmental documents relating to Target’s or its predecessors’ or Affiliates’ past or current properties, facilities, or operations that are in their possession or under their reasonable control.

4.27         Business Continuity.  None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are under the control of Target and are used by or relied on by Target in the conduct of its business (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in or to the use of any such Systems by Target.  Target is covered by business interruption insurance in scope and amount customary and reasonable to ensure their ongoing business operations.

4.28         Certain Business Relationships with Target.  None of Sellers and none of Target’s managers, officers or employees owns any material asset, tangible or intangible, that is used in the business of Target.

4.29         Customers and Suppliers.  Section 4.29 of the Disclosure Schedule lists all suppliers of Target as of the date of this Agreement.  Since the date of the Most Recent Balance Sheet, (a) no supplier of Target has indicated that it shall stop, or decrease the rate of, supplying materials, products or services to Target, and (b) no current customer of Target has indicated that it shall stop, or decrease the rate of, buying materials, products or services from Target, except in the case of (a) and (b) above, as would not have a Material Adverse Effect.

5.             Pre-Closing Covenants.  The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

5.1           General.  Each of the Parties will use his, her, or its commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the conditions set forth in Section 7 below).

5.2           Notices and Consents.  Sellers will cause Target to give any notices to third parties, and will cause Target to use its commercially reasonable efforts to obtain any third-party consents referred to in Section 4.3 above, any authorizations, consents, and approvals of governments and governmental agencies referred to in Section 4.3 above at Target’s expense to be paid prior to Closing.

5.3           Operation of Business.  Rich Schmelzer and Sheri Schmelzer will cause Target to operate its business in accordance with the provisions of Section 2.7(c)(i).  Without limiting the generality of the foregoing, without Buyer’s consent (which consent shall not be unreasonably withheld or delayed), Rich Schmelzer and Sheri Schmelzer will not cause Target to declare, set aside, or pay any dividend or make any distribution with or return of capital respect to the Membership Interests or redeem, purchase, or otherwise acquire any of the Membership Interests, provided that Target may make cash distributions prior to Closing so long as such distributions do not cause the Member Equity of Target to be below $400,000 at Closing.

5.4           Preservation of Business.  Sellers will cause Target to keep its material business and properties substantially intact.

5.5           Access.

(a)           Subject to the terms of the Confidentiality Agreement dated May 31, 2006, each of Sellers will permit, and Sellers will cause Target to permit, representatives of Buyer (including legal counsel and accountants) to have reasonable access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to each of Target, and each of Sellers will provide, and will cause Target to provide, such other information regarding Target and its business as Buyer shall reasonably request.

(b)           Buyer will provide Target and its managers and officers reasonable access to Buyer’s representatives, suppliers and financial information as is reasonably necessary for Target to: (i) appropriately assess Buyer’s ability to support the growth required to satisfy the target amounts for the Earn-Out Payment, and (ii) the application of Target’s accounting principles to the calculation of EBIT.

5.6           Notice of Developments.

(a)           Sellers will give prompt written notice to Buyer of any material adverse development or of any Material Adverse Effect causing a breach of any of the representations and warranties in Section 4 above.  Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her, or its own representations and warranties in Sections 3.1 or 3.2 above.  No disclosure by any Party pursuant to this Section 5.6, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(b)           From the date of this Agreement until the Closing Date, Target shall periodically (but not less frequently than once every 30 days) notify Buyer in writing of any contracts and other agreements that Target has entered into during such period which would be required to list on Section 4.16 of the Disclosure Schedule had such agreements been entered into prior to the date hereof.

5.7           Exclusivity.

(a)           Until the earlier of December 31, 2006 or the date on which this Agreement is validly terminated pursuant to the provisions of Section 10, none of Sellers will (and Sellers will not cause or permit Target to)

(i)            enter into any agreement, understanding or arrangement relating to any Acquisition Proposal (as defined below);

(ii)           engage in any discussions or negotiations relating to any Acquisition Proposal (except to communicate the existence of these provisions);

(iii)          provide any Confidential Information regarding Target or its business or operations to any Person in connection with discussions or due diligence regarding an Acquisition Proposal;

(iv)          solicit or knowingly encourage the submission of any Acquisition Proposal;

(v)           permit any representative of Target or Sellers to do any of the foregoing; or

(vi)          participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in any effort or attempt by any Person to do or seek any of the foregoing (except to communicate the existence of these provisions).  None of Sellers will vote their Membership Interests in favor of any such acquisition.

(b)           Each Seller agrees on behalf of itself and Target to notify Buyer in writing promptly upon the receipt of an Acquisition Proposal.

(c)           The term “Acquisition Proposal” refers to any proposal, plan, agreement, understanding or arrangement contemplating (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving Target (other than the transactions contemplated herein), (ii) any acquisition of securities of Target (whether or not outstanding), (iii) any transfer of any material asset of Target, or (iv) any transaction that would prohibit the consummation of the transactions contemplated by this Agreement.

5.8           Tax Matters.  Buyer and Sellers agree that the Purchase Price will be allocated for income tax purposes among the assets of Target in accordance with a schedule to be mutually determined by Buyer and Member Agent in good faith within 30 days after the Closing Date Balance Sheet is finalized.  The allocation will be in accordance with Section 1060 of the Code and shall be made pursuant to the following principles:  (i) cash, inventory, accounts receivable and fixed assets will be allocated an amount of Purchase Price equal to their respective book values as reflected on the Closing Date Balance Sheet; and (ii) the excess of the Purchase Price over the sum of Target’s cash, inventory, accounts receivable and fixed assets will be allocated to Target’s trademarks, goodwill and other intangible assets.  Buyer and Sellers hereby agree to report the transactions contemplated herein for all income tax purposes in a manner consistent with such allocation and shall not make any allocation of the Purchase Price which is contrary to such allocation.

5.9           Buyer Covenant Not to Compete.  Between the date of this Agreement and the Closing Date, Buyer will not engage directly or indirectly, in any geographic area, in any business that involves any product designed to decorate shoes except for any decorations printed directly on the shoe or on the shoe strap.

5.10         Tax-Sharing Agreements.  Any tax-sharing agreements or similar agreements with respect to or involving Target shall be terminated as of the Closing Date and, after the Closing Date, Target shall not be bound thereby or have any liability thereunder.

6.             Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

6.1           General.  In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will use commercially reasonable efforts to take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below).  Sellers acknowledge and agree that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to Target (provided, that, Sellers shall be entitled to retain copies of all such documents as are necessary to file the Tax Returns of any of the Sellers or Target or that provide support for Tax Returns that have been previously filed).

6.2           Transition.  None of Sellers will knowingly take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Target from maintaining the same business relationships with Target after the Closing as it maintained with Target prior to the Closing.

6.3           Confidentiality.  Each Seller will treat and hold as such all of the Confidential Information and refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession, except for the documentation retained by Sellers pursuant to Section 6.1.  In the event that any Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, such Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3.  If, in the absence of a protective order or the receipt of a waiver hereunder, any of

Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal, such Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use his, her, or its commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment will be afforded to such portion of the Confidential Information required to be disclosed as Buyer shall reasonably designate.  The foregoing provisions shall not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of a Seller.

6.4           Covenant Not to Compete.  For a period of three years from and after the Closing Date, none of Sellers will engage directly or indirectly in any business that involves any product designed to decorate shoes in any geographic area in which Target conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in its business.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

6.5           Consulting Payment.  The Parties covenant and agree that, with respect to any Earn-Out Payments, prior to making any distributions in accordance with the Earn-Out Allocations, Buyer shall pay the first 2.5% of any such Earn-Out Payment to Zan Design & Associates in consideration for consulting services performed by Zan Design & Associates.  Thereafter, the remainder will be distributed in accordance with the Earn-Out Allocations as specified in Section 2.7(b).

6.6           Responsibility for Filing Tax Returns and Payment of Taxes.

(a)           Sellers shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for Target that include any Pre-Closing Tax Period or portion thereof, whether filed before or after the Closing Date. The costs of preparation for any Tax Returns of Target that include any portion of the Pre-Closing Tax Period shall be paid by Sellers.

(b)           Sellers should pay all Taxes of Target which are or become due and owing for the Pre-Closing Tax Period, except such Taxes as are reflected in the Closing Date Balance Sheet.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of Target for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business  on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which Target holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of Target for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)           All transfer, documentary, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.  Notwithstanding the foregoing, Seller shall not be responsible for, and Buyer shall satisfy all obligations arising from, any sales Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement.

(d)           The Parties agree to report all payments made pursuant to this Agreement as consideration for the Membership Interests and not as compensation for services or other form of income.  No Party shall take a position inconsistent with such treatment on any tax return, tax statement, information report, financial statement or other document or filing.

6.6           Cooperation on Tax Matters.

(a)           Buyer, Target, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Target and Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to Target relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Target or Sellers, as the case may be, shall allow the other Party to take possession of such books and records prior thereto.

(b)           Buyer and Sellers further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(c)           Buyer and Sellers further agree, upon request, to provide the other Party with all information that either Party may be required to report pursuant to Code §6043 and all Treasury Regulations promulgated thereunder.

7.             Conditions to Obligation to Close.

7.1           Conditions to Buyer’s Obligation.  Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a)           The representations and warranties of Sellers set forth in Section 3.1 and Section 4 above shall be true and correct at and as of the Closing Date, as though such representations and warranties were made on the Closing Date (except for such representations and warranties as of a specified date, which shall be accurate as of such date) except as has not had, individually or in the aggregate, a Material Adverse Effect.

(b)           Sellers shall have performed and complied with all of their covenants hereunder in all respects through the Closing, except as not had, individually or in the aggregate, a Material Adverse Effect;

(c)           no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) adversely affect the right of Buyer to own the Membership Interests and operate Target’s business;

(d)           Sellers shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Sections 7.1(a)-7.1(c) has been satisfied;

(e)           Buyer shall have received the resignations, effective as of the Closing, of each manager of Target other than those whom Buyer shall have specified in writing at least five (5) business days prior to the Closing;

(f)            during the combined months of October and November 2006, the aggregate revenue of Target, determined through full application of the procedures used in preparing the Most Recent Income Statement, shall have been at least $2,000,000;

(g)           there shall not have occurred a Material Adverse Effect;

(h)           each Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that such Seller is not a “Foreign Person” as defined in Code §1445 (the “FIRPTA Affidavit”);

(i)            each of Rich Schmelzer and Sheri Schmelzer shall have entered into employment agreements with Buyer, attached hereto as Exhibits D-1 and D-2 (the “Employment Agreements”);

(j)            Sellers shall have delivered to Buyer a copy of the Articles of Organization of Target certified on or soon before the Closing Date by the Secretary of State of Colorado;

(k)           Sellers shall have delivered to Buyer a copy of the certificate of good standing of Target issued on or soon before the Closing Date by the Secretary of State of Colorado; and

(l)            Sellers shall have delivered to Buyer a certificate of the secretary of Target, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, stating that there have been no amendments to the Articles of Organization or Operating Agreement of Target since the date specified in clause (l) above.

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2           Conditions to Sellers’ Obligation.  The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a)           The representations and warranties of Buyer set forth in Section 3.2 above shall be true and correct at and as of the Closing Date, as though such representations and warranties were made on the Closing Date (except for such representations and warranties as of a specified date, which shall be accurate as of such date) except as has not had, individually or in the aggregate, a Buyer Material Adverse Effect;

(b)           Buyer shall have performed and complied with all of its covenants hereunder in all respects through the Closing, except as not had, individually or in the aggregate, a Buyer Material Adverse Effect;

(c)           no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(d)           Buyer shall have delivered to Sellers a certificate to the effect that each of the conditions specified above in Sections 7.2(a)-7.2(c) has been satisfied;

(e)           there shall not have occurred a Buyer Material Adverse Effect; and

(f)            Rich Schmelzer shall have been released as a guarantor on any lease of Target.

Member Agent may waive any condition specified in this Section 7.2 on behalf of all Sellers if they execute a writing so stating at or prior to the Closing.

8.             Remedies for Breaches of this Agreement.

8.1           Survival of Representations and Warranties.  The representations and warranties contained in Sections 4.1 [Organization, Qualification, and Corporate Power], 4.2 [Capitalization], 4.3 [Non-Contravention], 4.4 [Brokers’ Fees], 4.6 [Subsidiaries], Section 4.11 [Tax Matters] and Section 4.26 [Environmental, Health and Safety Matters] and in Section 3.1 (the “Specified Representations”) shall survive the Closing indefinitely (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing).  All of the other representations, warranties and covenants of Sellers contained in this Agreement shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of one (1) year following the Closing Date.

8.2           Indemnification Provisions for Buyer’s Benefit.

(a)           In the event any Seller breaches (or in the event of any third party claim that, if true, would mean any Seller has breached) any of his, her, or its representations and warranties contained in Section 4 or any of its covenants and, provided that Buyer makes a written claim for indemnification against any Seller pursuant to Section 11.8 below within the applicable survival period set forth in Section 8.1 above, then each Seller shall jointly and severally indemnify Buyer from and against the entirety of any Losses paid or incurred by Buyer resulting from, arising out of or caused by the breach.

(b)           In the event any Seller breaches (or in the event of any third party claim that, if true, would mean any Seller breached) any of his, her, or its covenants in Section 3.1 above, and provided that Buyer makes a written claim for indemnification against such a Seller pursuant to Section 11.8 below within the applicable survival period set forth in Section 8.1 above, then such Seller shall severally and not jointly indemnify Buyer from and against the entirety of any Losses paid or incurred by Buyer resulting from, arising out of or caused by the breach.

(c)           Buyer shall not be entitled to indemnification for any Losses hereunder until the aggregate amount of all Losses of Buyer under this Section 8.2 shall exceed $80,000 (at which point Sellers will be obliged to indemnify Buyer from and against all such Losses relating back to the first dollar).

(d)           Except as specifically set forth in Section 8.2(e) below, the maximum aggregate amount that Buyer may recover from Sellers pursuant to the indemnity set forth in Sections 8.2(a) and (b) shall not exceed $800,000; provided, that, in no event shall any Seller be liable for more than his respective Percentage Ownership Amount of $800,000; provided, however, that, if, on the Expiration Date, the Losses suffered by Buyer pursuant to the indemnity set forth in Sections 8.2(a) and (b) exceed $800,000, then Buyer may recover such amounts in excess of $800,000 by withholding up to a maximum of 10% of any Earn-Out Payment owed by Buyer to the Earn-Out Recipients hereunder and offset such amounts against such Losses (based on the Earn-out Allocations).

(e)           Notwithstanding the foregoing, the maximum aggregate amount that Buyer may recover from any particular Seller pursuant to the indemnity set forth in Sections 8.2(a) and (b) arising from breaches of the Specified Representations shall not exceed the total amounts actually paid by Buyer to such Seller under this Agreement.

(f)            Nothing in this Section 8 shall prevent Buyer from bringing a common law action for fraud against any Person whose own fraud has caused Buyer to suffer Losses or limit the Losses recoverable by Buyer in such common law action; provided, that, Buyer shall not be entitled to recover more than once for the same Loss.

8.3           Indemnification Provisions for Sellers’ Benefit.

(a)           In the event Buyer breaches (or in the event of any third claim that, if true, would mean Buyer has breached) any of its representations, warranties and covenants contained herein and, provided that any Seller makes a written claim for indemnification against Buyer pursuant to Section 11.8 below within such survival period (if there is an applicable survival period pursuant to Section 8.1 above), then Buyer shall indemnify each Seller from and against any Losses suffered resulting from, arising out of or caused by the breach.

(b)           Sellers shall not be entitled to indemnification for any Losses hereunder until the aggregate amount of all Losses of Sellers under this Section 8.3 shall exceed $80,000 (at which point Buyer will be obliged to indemnify Sellers from and against all such Losses relating back to the first dollar); provided, however, that the foregoing shall not apply to the breach by Buyer of any payment obligation pursuant to Section 2.7(d).

(c)           The maximum aggregate amount that may be recovered from Buyer pursuant to the provisions of Section 8.3 shall not exceed an amount equal to $800,000 plus 10% of any Earn-Out Payment; provided, however, that the foregoing shall not apply to the breach by Buyer of any payment obligation pursuant to Section 2.7(d).

8.4           Matters Involving Third Parties.

(a)           If any third party notifies any Party with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against Sellers or Buyer (the “Indemnifying Party”) under this Section 8, then Buyer or Seller (as applicable) (the “Indemnified Party”) shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(b)           Any Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (C) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedent or practice materially adverse to the continuing business interests or the reputation of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently.

(c)           So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with Section 8.4(b) above, (A) the Indemnified Party may retain separate co-counsel at his, her, or its sole cost and expense and participate in the defense of the Third-Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld).

(d)           In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner his, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in; provided, however, that, except with the consent of the Member Agent, no settlement of any such Third-Party Claim with third-party claimants shall be determinative of (i) the amount of Losses relating to such matter or (ii) whether Buyer is entitled to indemnification pursuant to this Section 8.

8.5           Determination of Adverse Consequences.  All indemnification payments under this Section 8 shall be deemed adjustments to the Purchase Price.

8.6           Release.  Each Seller hereby agrees that he, she, or it will not make any claim for indemnification against Target arising out of facts occurring prior to the Closing by reason of the fact that he, she, or it was a manager, officer, employee, or agent of Target or was serving at the request of Target as a partner, trustee, director, manager, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise).

8.7           Purchase Price Adjustment.  Notwithstanding anything to the contrary herein, Sellers shall not be obligated to indemnify Buyer against any Losses as a result of, or based upon or arising from, any claim or Liability to the extent such claim or Liability is taken into account through the application of Section 2.6.

10.           Termination.

10.1         Termination of Agreement.  This Agreement may be terminated as follows:

(a)           Buyer and Member Agent may terminate this Agreement by mutual written consent at any time prior to the Closing.

(b)           Buyer may terminate this Agreement at any time prior to the Closing if there has been a Material Adverse Effect that either (i) is incapable of being cured or (ii) is capable of being cured but which Sellers fail to cure within 15 days after Member Agent receives written notice thereof.

(c)           Member Agent may terminate this Agreement at any time prior to the Closing if there has been a Buyer Material Adverse Effect that either (i) is incapable of being cured or (ii) is capable of being cured but which Buyer fails to cure within 15 days after Buyer receives written notice thereof.

(d)           Either Buyer or Sellers (acting through the Member Agent) may terminate this Agreement by giving written notice thereof to the other Party if the Closing shall not have occurred on or before December 31, 2006 (unless the failure results primarily from the terminating Party breaching any of its representations, warranties or covenants (including the covenant set forth in Section 2.4) contained in this Agreement).

10.2         Effect of Termination.

(a)           In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that this Section 10.2 and Section 11 shall survive the termination of this Agreement and shall remain in full force and effect.

(b)           In the event that this Agreement is validly terminated by Buyer pursuant to  Section 10.1(b) and Buyer shall not have materially breached any provision of this Agreement, the Deposit and any interest or other income earned on the Deposit shall be forfeited to Buyer and Target shall pay to Buyer liquidated damages in the aggregate amount of $1,000,000 within 10 days of such termination, by wire transfer or delivery of other immediately available funds.

(c)           In the event that this Agreement is validly terminated by the Member Agent pursuant to Section 10.1(c) and no Seller shall have materially breached any provision this Agreement, in addition to any other remedies that may be available to Target and Sellers, including breach of contract (which remedies shall not be subject to any limitations set forth in Section 8, including Section 8.3), the Deposit shall be forfeited to Sellers, and any interest or other income earned on the Deposit shall be returned to Buyer.  Notwithstanding anything herein to the contrary, the parties hereby confirm their understanding that the Sellers’ sole remedy under this Agreement for any Acceleration Event under Section 2.7(d) shall be the acceleration of the Earn-Out Payment and Sellers shall not be entitled to any other remedy under this Agreement.

(d)           In the event that this Agreement is validly terminated pursuant to Sections 10.1(a) or 10.1(d), the Deposit and any interest or other income earned on the Deposit shall be forfeited to Buyer.

11.           Miscellaneous.

11.1         Nature of Sellers’ Obligations.  Other than the representations and warranties contained in Section 3.1, the representations, warranties, and covenants of Sellers in this Agreement are joint and several obligations.  This means that, subject to the limitations set forth in Sections 8.2(c) and (e), each Seller shall be responsible to the extent provided in Sections 8.2(a) and 8.2(b) above for the entirety of any Losses suffered by Buyer as a result of any breach thereof.

11.2         Press Releases and Public Announcements.  No Party shall issue any press release, give notice to any third party (except as required pursuant to the terms of this Agreement) or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Member Agent, which approvals shall not be unreasonably withheld; any Party may disclose the existence of this Agreement and the terms of the transaction contemplated hereby to such of its officers, directors, manager or agents who such Party reasonably believes have a need to know and who are bound by confidentiality agreements; provided, further, that Buyer may issue any press release or make any public disclosure that its general counsel or outside legal counsel reasonably believes is required by applicable law or any listing or trading agreement concerning its publicly traded securities.

11.3         No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

11.4         Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

11.5         Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Member Agent; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

11.6         Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

11.7         Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

11.8         Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Sellers:                                                                                 Jibbitz, LLC
3052 Sterling Circle
Boulder Colorado 80301
Attn:  Richard Schmelzer
Fax:  (303) 484-6380

Copy to:                                                                                                  Cooley Godward LLP
380 Interlocken Crescent, Suite 900
Broomfield, CO 80021-8023
Attn:  Michael Platt
Fax:  (720) 566-4099

and

Daniel L. Swires
9830 Isabelle Rd.
Lafayette, CO  80026
Fax:  (303) 665-6448

If to Buyer:                                                                                    Crocs, Inc.
6273 Monarch Park Place
Niwot, CO 80503
Attn:  Erik Rebich
Fax:  (303) 848-7010

Copy to:                                                                                                  Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, CO 802030
Attn:  Bill Campbell
Fax:  (303) 607-3600

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

11.9         Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

11.10       Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Member Agent.  No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

11.11       Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

11.12       Expenses.  Each Buyer, Seller, and Target shall bear his, her, or its own costs and expenses (including legal fees, accounting and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Sellers shall also bear the costs and expenses of Target (including all of its legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

11.13       Relationship.  It is not the intention of the Parties to create a partnership, joint venture or association, and neither this Agreement nor the transactions to be performed in connection with this Agreement will be construed as creating such a relationship. Nothing contained in this Agreement will be construed to constitute any Party to be the partner of any other Party or to impose any fiduciary duties between or among the Parties.

11.14       Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

11.15       Incorporation of Exhibits, Annexes, and Schedules.  The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

11.16       Specific Performance.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.  In particular, the Parties acknowledge that the business of Target is unique and recognize and affirm that in the event Sellers breach this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

11.17       Submission to Jurisdiction.  Each of the Parties submits to the jurisdiction of any state or federal court sitting in or for Boulder, Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.  Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 11.8 above.  Nothing in this Section 11.17, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity.  Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

BUYER:

CROCS, INC.

By:	/s/ Erik Rebich
Name:	Erik Rebich
Title:	General Counsel

SELLERS:

JUNIPER HOLDING CORP.

By:	/s/ Richard A. Schmelzer
Name:	Richard A. Schmelzer
Title:	President and Chief Executive Officer

ALEXANDER A. SCHMELZER HERITAGE TRUST

By:	/s/ Richard A. Schmelzer
Name:	Richard A. Schmelzer
Title:	Trustee

RILEY A. SCHMELZER HERITAGE TRUST

By:	/s/ Richard A. Schmelzer
Name:	Richard A. Schmelzer
Title:	Trustee

JULIAN T. SCHMELZER HERITAGE TRUST

By:	/s/ Richard A. Schmelzer
Name:	Richard A. Schmelzer
Title:	Trustee

HD PEARL, INC.

By:	/s/ Daniel Swires
Name:	Daniel Swires
Title:	President

JUSTIN D. SWIRES HERITAGE TRUST

By:	/s/ Daniel Swires
Name:	Daniel Swires
Title:	Trustee

JESSICA E. SWIRES HERITAGE TRUST

By:	/s/ Daniel Swires
Name:	Daniel Swires
Title:	Trustee

RANDALL J. WAYMIRE HERITAGE TRUST

By:	/s/ Tom Waymire
Name:	Tom Waymire
Title:	Trustee

SARAH E. WAYMIRE HERITAGE TRUST

By:	/s/ Tom Waymire
Name:	Tom Waymire
Title:	Trustee

THERESA L. WAYMIRE HERITAGE TRUST

By:	/s/ Tom Waymire
Name:	Tom Waymire
Title:	Trustee

MEMBER AGENT:

/s/ Richard A. Schmelzer
Rich Schmelzer